Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Popeyes Louisiana Kitchen, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2014.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 1, 2015